Exhibit 10.18.3

EXECUTION COPY

THIRD AMENDMENT

TO THE AMENDED AND RESTATED

STRATEGIC ALLIANCE AGREEMENT

BY AND BETWEEN

PENWEST PHARMACEUTICALS CO.

AND

ENDO PHARMACEUTICALS INC.

This Third Amendment (this “Amendment”) to the Amended and Restated Strategic Alliance Agreement dated as of April 2, 2002, and as amended by the Amendment Agreement dated January 7, 2007 and further amended by the Second Amendment dated as of July 14, 2008 (the “Agreement”) is entered into by and between Penwest Pharmaceuticals Co. (“Penwest”) and Endo Pharmaceuticals Inc. (“Endo”), effective as of January 1, 2009.

Endo and Penwest agree as follows:

1. Section 1.23 of the Definitions Exhibit to the Agreement is amended by deleting Section 1.23 in its entirety and inserting the following new Section 1.23 in its place:

1.23 “Formulated TIMERx Price” shall mean Penwest’s contract manufacturing cost (or, if made internally, its variable costs plus directly allocable (a) fixed and (b) manufacturing overhead costs relating to the manufacture or acquisition) of the Formulated TIMERx to be provided to Endo or its Affiliates or sublicensees hereunder, as shall be determined and adjusted no more often than annually plus the costs directly relating to the quality control testing referred to in Section 7.2 hereof plus the allocable indirect costs and fees referred to in the last two sentences of this Section 1.23; provided, however, that any amounts paid or payable by Penwest for third-party royalties (or for materials acquisition costs to the extent attributable to third-party intellectual properties and essentially equivalent to royalties) which are the responsibility of Penwest under Sections 9.5.1 or 9.5.2 hereof shall not be counted as part of the Formulated TIMERx Price. Costs and fees related to and arising out of patent enforcement litigation ensuing from a third party certifying against a Penwest Patent or a patent covering Penwest Product Technology held by Penwest and listed in the FDA’s “Orange Book” may (to the extent not reflected in the Certification Budget and the reconciliations under Section 3.7 hereof) be included, at the option of Penwest and without prejudice to its other rights, as part of the allocable indirect costs of the manufacture or acquisition of any Formulated TIMERx provided for use in the Product; to the extent that such costs and fees are not reimbursed by Endo to Penwest pursuant to Section 11.7. If any patent applications are filed or prosecuted by Penwest on Penwest Product Technology, as provided in Section 6.2 hereof, the reasonable costs thereof, and of the maintenance of any patents that issue therefrom, shall (to the extent not reflected in the Certification Budget

Third Amendment to the Amended and Restated Strategic Alliance Agreement 1/1/2009

EXECUTION COPY

and the reconciliations under Section 3.7 hereof) be part of the allocable indirect costs of the manufacture or acquisition of any Formulated TIMERx provided for use in the Product that would be disclosed in whole or in part in such patent or patent application; to the extent that such costs and fees are not reimbursed by Endo to Penwest pursuant to Section 6.2.

2. Section 6.2 of the Agreement is amended by inserting the following to the end of such Section 6.2:

The costs and fees incurred by or on behalf of Penwest relating to or in connection with any patent applications filed or prosecuted by Penwest on Penwest Product Technology and the maintenance of any patents that issue therefrom in accordance with this Section 6.2 shall be reimbursed to Penwest by Endo. Payments for such costs and fees incurred after December 31, 2008 shall be made to Penwest within thirty (30) days after presentation of each invoice to Endo setting forth such costs and fees.

3. Endo shall reimburse Penwest in a single lump sum of $ 206,150 in full satisfaction of un-recouped costs and fees incurred by or on behalf of Penwest through December 31, 2008 in connection with the matters contemplated by Section 6.2 of the Agreement, which amount shall be paid within ten (10) days of the date of this Amendment.

4. All other terms and conditions of the Agreement as previously amended are affirmed and remain in full force and effect. The parties agree that all references in the Agreement to “this Agreement” shall deem to include the provisions of this Amendment.

5. This Amendment shall be governed by, construed and enforced in accordance with, the laws of the State of New York without regards to its conflict of laws rules.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives.

Endo Pharmaceuticals Inc.		Penwest Pharmaceuticals Co.

By:	/s/ NANCY J. WYSENSKI	By:	/s/ FRANK MUSCOLO
Title:	Chief Operating Officer	Title:	Controller and Chief Accounting Officer
Date:	March 27, 2009	Date:	March 31, 2009

Third Amendment to the Amended and Restated Strategic Alliance Agreement 1/1/2009